Exhibit 99.1

China Marine Food Group Announces Resignation of CFO

SHISHI, China, August 30, 2013 -- China Marine Food Group Limited (NYSE MKT: CMFO) ("China Marine" or the "Company"), a manufacturer of Mingxiang® seafood-based snack foods, Hi-Power® marine algae-based beverages and a distributor of frozen marine catch, today announced that Mr. Marco Ku, Chief Financial Officer, will be leaving the Company effective October 30, 2013 for personal reasons.

The Company notes that Mr. Ku resigned amicably and has no disagreements with the Company on any financial or business issues.  The Company values the significant contributions made by Mr. Ku during his tenure as CFO and notes that Mr. Ku will also assist the Company until his departure while a replacement search is underway.

“On behalf of our Board of Directors and management team, we want to sincerely thank Marco Ku for his many years of service as our CFO,”  stated Pengfei Liu,  CEO and Chairman of China Marine.  “Marco has been an architect in the success of our capital raises over the past six years and he was also instrumental in our uplisting to NYSE MKT in 2009.  We will provide an update on the replacement CFO as soon as information is available.” Chairman Liu concluded.

About China Marine

China Marine Food Group Limited is a food and beverage manufacturer of Mingxiang® seafood-based snack foods and Hi-Power® marine algae-based health drinks, and a wholesaler of frozen marine catch in five provinces in the PRC. Founded in 1994, China Marine has grown steadily and positioned its Mingxiang® brand as a category leader in 3,500 retail food sales points and 14,000 beverage sales points in China. The Company has received "The Famous Brand" and "Green Food" awards. Located in Fujian province, it is one of the largest coastal provinces in the PRC and a vital navigation hub between the East China Sea and the South China Sea. The Company is committed to the highest standard of quality control with the ISO9001, ISO14001, HACCP certification and EU export registration.

Forward Looking Statements

This release contains certain "forward-looking statements" relating to the business of China Marine Food Group Limited and its subsidiary companies, which can be identified by the use of forward-looking terminology such as "believes, expects" or similar expressions. Such forward looking statements involve known and unknown risks and uncertainties, including all business uncertainties relating to product development, marketing, concentration in a single customer, raw material costs, market acceptance, future capital requirements, competition in general and other factors that may cause actual results to be materially different from those described herein as anticipated, believed, estimated or expected. Certain of these risks and uncertainties are or will be described in greater detail in our filings with the Securities and Exchange Commission. China Marine Food Group Limited is under no obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements whether as a result of new information, future events or otherwise. This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such state or jurisdiction.

For more information, please contact:

    COMPANY
     Marco Hon Wai Ku, CFO
     Suite 815, 8th Floor
     Ocean Centre, Harbour City
     Tsimshatsui, Kowloon, HONG KONG
     Tel: +852-2111-8768
     Email: marco.ku@china-marine.cn
     Web: www.china-marine.cn

    INVESTOR RELATIONS
     John Mattio, SVP
     MZ North America
     Tel: +1-212-301-7130
     Email:  john.mattio@mzgroup.us
     Web: www.mzgroup.us